Exhibit 99.1

REALNETWORKS AND ZYLOM JOIN FORCES TO CREATE EUROPE’S LEADING CASUAL GAMES COMPANY

Real and Zylom together deliver the most comprehensive localized casual games content and customer services for European marketplace

SEATTLE, Washington and EINDHOVEN, the Netherlands — February 7, 2006 — RealNetworks®, Inc. (Nasdaq: RNWK), RealNetworks® (Nasdaq: RNWK), today announced it has acquired Zylom® Media Group BV, a premier distributor, developer and publisher of high-quality PC-based casual games throughout Europe, in a transaction valued at up to $21 million or €17.2 million. Real is the leading provider in the U.S. of downloadable PC casual games, and with this acquisition Real now becomes the leading provider of downloadable PC casual games in Europe.

“We’re delighted to bring Zylom into the RealNetworks family,” said Rob Glaser, Founder and CEO of RealNetworks, Inc. “Games is very serious business at Real. By combining Zylom’s broad-based European distribution and strong titles with our RealArcade®, GameHouse®, and Mr.Goodliving® properties, we will be able to deliver more fun to more consumers around the world than ever before.”

“By teaming up with Real, we will be the strongest casual games company in Europe,” said Rutger Peters, CEO of Zylom. “Our combined strengths will allow us to deliver the very best games and services to our portal and ISP partners throughout the European market.”

“RealNetworks has achieved the leading position in downloadable PC casual games by delivering games that consumers love,” said Michael Schutzler, Senior Vice President of Worldwide Games at RealNetworks, Inc. “Zylom has an outstanding track record of delivering high value to consumers and partners, and we are delighted to join forces.”

“This combination of companies will create the largest source of high-quality games localized for the European market,” said Erik Goossens, COO of Zylom. “We are committed to aggressively expand our local content and customer support for all of Europe.”

Based in Eindhoven, the Netherlands and founded in 2001, Zylom has been delivering exceptional casual games throughout Europe and was recently recognized as The Best Fun and Games website in the United Kingdom, Germany, and the Netherlands by www.websiteoftheyear.co.uk. The company’s library includes 70 fully localized games in 7 languages including the popular Mirror Magic™ and Hotel Solitaire™ as well as hit titles from leading game developers including PopCap’s Bejeweled™ and Iwin’s JewelQuest™. Zylom currently distributes these games through its own direct-to-consumer web site www.zylom.com and through premier European distributors that include AOL, Wanadoo, and Yahoo.

In 2005, Zylom generated approximately €6.65 million or $7.98 million in revenue and approximately €620,000 or $750,000 in net income. We expect Zylom to be slightly accretive to 2006 earnings with contributions to earnings increasing in future years.

Zylom co-founders Rutger Peters and Erik Goossens, as well as the rest of the Zylom team will stay in Eindhoven to lead Real’s PC casual games business in Europe.

To experience Real’s games services directly, visit www.realarcade.com, www.gamehouse.com, www.mrgoodliving.com — and now www.zylom.com.

Media Contacts:

•	Maureen (Mo) Farley, RealNetworks — (206) 892-6653

mfarley@real.com

•	Alistair Verney, AxiCom for RealNetworks — 0031 (0)20 626 3991

al.verney@axicom.com

•	Rebecca Holmes, Duo PR for RealNetworks — (206) 957-6550

rebecca@duopr.com

ABOUT REALNETWORKS, INC.

RealNetworks, Inc. is a leading creator of digital media services and software including Rhapsody®, RealPlayer® 10 and casual PC and mobile games. Broadcasters, network operators, media companies and enterprises use RealNetworks’ products and services to create and deliver digital media to PCs, mobile phones and consumer electronics devices. Consumers can access and experience audio/video programming and download RealNetworks’ consumer software at http://www.real.com. RealNetworks’ systems and corporate information is located at http://www.realnetworks.com.

Forward looking statements: This release contains forward-looking statements regarding RealNetworks’ strategy to be the leading provider and creator of downloadable PC-casual games; future growth of RealNetworks’ games business domestically and internationally; continued development of new games and continued employment of Zylom employees; new market opportunities for Real’s and Zylom’s games; Real’s ability to expand local content and customer support across Europe; future revenue for games and Real as a whole; the acquisition’s potential accretive effect on Real’s earnings and whether future contributions to earnings will increase the impact of the acquisition on future earnings; and future employment of Zylom employees. Actual results could differ materially from those predicted in such forward-looking statements. Factors that could cause actual results to differ from the results predicted include risks regarding: potential adverse responses by Zylom distributors to the announcement of the acquisition; the risk that RealNetworks may not be able to successfully integrate Zylom’s business following the closing of the acquisition; the potential inability of the combined company to retain key employees of Zylom following the acquisition; risks relating to the timely development, production, marketing and acceptance of the products, services and technologies contemplated by the proposed acquisition. Additional information concerning factors that could cause our actual results to differ materially from those contained in the forward-looking statements can be found in RealNetworks’ filings with the Securities and Exchange Commission (“SEC”), including but not limited to the most recent reports on Forms 10-Q and 10-K. Copies of filings made with the SEC are available through the SEC’s electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov. RealNetworks assumes no obligation to update the forward-looking statements included in this document.

© 2005 RealNetworks, Inc. RealNetworks, GameHouse, Mr.Goodliving and RealArcade are trademarks or registered trademarks of RealNetworks, Inc. All third party trademarks are the property of their respective owners. All rights reserved.